                                                                       EXHIBIT 8
                                  ALSTON&BIRD

                              One Atlantic Center
                           1201 West Peachtree Street
                         Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996

Philip C. Cook                                       Direct Dial (404) 881-7491

                                 March 13, 1996

Citi-Bancshares, Inc.
1211 North Boulevard West
Leesburg, Florida 37401

Citizens First Bancshares, Inc.
750 Southwest Martin Luther King, Jr. Blvd.
Ocala, Florida 34478

            Re:  PROPOSED AGREEMENT AND PLAN OF MERGER INVOLVING
                 CITIZENS FIRST BANCSHARES, INC., CITI-BANCSHARES, INC., AND CITIZENS FIRST BANK OF OCALA

Ladies and Gentlemen:

     We have acted as counsel to Citi-Bancshares, Inc. ("CBI") in connection with the proposed merger of Citizens First Bancshares, Inc. ("CFB") with and into CBI, with CBI as the surviving entity (the "Parent Merger"), and the proposed merger by Citizens First Bank of Ocala (the "Bank"), a wholly-owned subsidiary of CFB, with and into Citizens National Bank of Leesburg ("CNBL"), a wholly-owned subsidiary of CBI, with CNBL as the surviving entity (the "Bank Merger") (collectively, the "Mergers"). The Parent Merger will be effected pursuant to the Agreement and Plan of Merger by and between CFB and CBI dated as of October 19, 1995 (the "Agreement"). The Bank Merger will be effected pursuant to the Plan of Merger of the Bank with and into CNBL, dated as of October 19, 1995 (the "Bank Plan").

     In our capacity as counsel to CBI, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Mergers.

     In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations thereunder, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain assumptions as more fully described below. All capitalized terms used herein without definition shall have the respective meanings specified in the Agreement and Bank Plan, and, unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

     (1) the Agreement;

     (2) the Bank Plan;

       (3) the Registration Statement that is being filed with the Securities and Exchange Commission regarding the Parent Merger, which includes the preliminary Proxy Statement/Prospectus; and

       (4) such additional documents as we have considered relevant.

     In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.

     We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of CBI, CFB and the Bank.

     You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges.
To achieve these goals, the following will occur pursuant to the Agreement and the Bank Plan:

  A. The Parent Merger.

     (1) CFB will merge with and into CBI under the laws of the State of Florida. CBI shall be the Surviving Corporation and shall continue to be governed by the laws of the State of Florida.

     (2) At the Effective Time, by virtue of the Parent Merger, and without any action on the part of CBI, CFB or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of CBI Capital Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of CFB Common Stock (excluding shares held by any CFB Company or any CBI Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters' rights as provided in
Section 3.4 of the Agreement) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive that number of shares of CBI Common Stock equal to 425,000 divided by the number of shares of CFB Common Stock issued and outstanding at the Effective Time (the "Exchange Ratio"). In the event CFB or CBI changes the number of shares of CFB Common Stock or CBI Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

     (3) Each of the shares of CFB Common Stock held by any CFB Company or by any CBI Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

     (4) Any holder of shares of CFB Common Stock who perfects his dissenters' rights in accordance with and as contemplated by Section 607.1301 et seq.Reference appropriate dissenters' rights provision (e.g., Section 262 of the Delaware General Corporation Law, Article 13, Part 2 of Title 14 of the Georgia Business Corporation Code, and Section 10-2A-163 of the Alabama Business Corporation Act). of the Florida Business Corporation Act ("FBCA") shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of the FBCA and surrendered to CFB the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of CFB fails to perfect, or effectively withdraws or loses, his right to appraisal of and payment for his shares, CBI shall issue and deliver the consideration to which such holder of shares of CFB Common Stock is entitled under Article 3 of the Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of CFB Common Stock held by him.

     (5) Notwithstanding any other provision of the Agreement, each holder of shares of CFB Common Stock exchanged pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Common Stock multiplied by the market value of one share of CBI Common Stock at the Effective Time. The market value of one share of CBI Common Stock at the Effective Time shall be the last sale price of such common stock on the Nasdaq National Market (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

  B. The Bank Merger.

     (1) It is proposed that it CBI so directs, the Bank shall be merged with and into CNBL under the Charter and Articles of Association of CNBL pursuant to the provisions of and with the effect provided in Title 12, United States Code,
Section 215a. CNBL shall be the surviving bank and the receiving association resulting from the Bank Merger and shall continue to conduct its business under the name "Citizens National Bank of Leesburg." The Bank Merger shall be consummated pursuant to the terms of the Bank Plan, which has been approved and adopted by the respective Boards of Directors and shareholders of CNBL and the Bank.

     (2) All of the shares of CNBL Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Bank Merger. At the Effective Time, the certificates representing all of the issued and outstanding shares of the Bank Common Stock shall be surrendered to CNBL for cancellation and no consideration shall be issued in exchange therefor.

     With your consent, we have also assumed that the following statements are true on the date hereof and will be true on the date(s) on which the Mergers are consummated:

  A. The Parent Merger.

     (1) The fair market value of the CBI Common Stock received by the shareholders of CFB will be, in each instance, approximately equal to the fair market value of the CFB Common Stock surrendered in exchange therefor.

     (2) There is no plan or intention on the part of the shareholders of CFB who own one percent (1%) or more of the CFB Common Stock, and to the best of the knowledge of the management of CFB, there is no plan or intention on the part of the remaining shareholders of CFB to sell, exchange or otherwise dispose of a number of shares of CBI Common Stock to be received in the proposed transaction that would reduce their holdings in CBI Common Stock to a number of shares having, in the aggregate a value as of the Effective Time of less than fifty percent (50%) of the total value of all of the stock of CFB outstanding immediately prior to the Effective Time. For purposes of this representation, shares of CFB Common Stock exchanged for cash or other property surrendered by dissenters or exchanged for cash in lieu of fractional shares of CBI Common Stock will be treated as outstanding CFB Common Stock as of the Effective Time. Moreover, shares of CFB Common Stock and shares of CBI Common Stock held by

CFB shareholders and otherwise sold, redeemed or disposed of prior or subsequent to the transaction will be considered in making this representation.

     (3) CBI has no plan or intention to reacquire any of its stock issued in the transaction.

     (4) Other than as may be deemed to occur as a result of effecting the Bank Merger, CBI has no plan or intention to sell or otherwise dispose of any of the assets of CFB acquired in the transaction, except for dispositions made in the ordinary course of its business or transfers to a corporation controlled by CBI. For purposes of this letter, "control" means ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation in question.

     (5) The liabilities of CFB assumed by CBI and the liabilities to which the transferred assets of CFB are subject were incurred by CFB in the ordinary course of its business.

     (6) Following the transaction, CBI will continue the historic business of CFB or use a significant portion of CFB's historic business assets in a business.

     (7) CBI, CFB, and the shareholders of CFB will pay their respective expenses, if any, incurred in connection with the Parent Merger, except as otherwise provided in Section 11.2(a) of the Agreement.

     (8) There is no intercorporate indebtedness existing between CFB and CBI that was issued, acquired, or will be settled at a discount.

     (9) CFB is not under the jurisdiction of a court in a Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

     (10) The fair market value and the total adjusted basis of the assets of CFB transferred to CBI will each equal or exceed the sum of the liabilities assumed by CBI plus the amount of the liabilities, if any, to which the transferred assets are subject.

     (11) The payment of cash in lieu of fractional shares of CBI Common Stock is solely for the purpose of avoiding the expense and inconvenience to CBI of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to the CFB shareholders instead of issuing fractional shares of CBI Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the CFB shareholders in exchange for their shares of CFB Common Stock. The fractional share interests of each CFB shareholder will be aggregated, and no CFB shareholder will receive cash in an amount equal to or greater than the value of one full share of CBI Common Stock.

     (12) None of the compensation received by any shareholder-employees of CFB will be separate consideration for, or allocable to, any of their shares of CFB Common Stock; none of the shares of CBI Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement or arrangement. Any compensation to be paid to a CFB shareholder-employee who continues as an employee of CBI subsequent to the Parent Merger will be for services rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

     (13) At all times during the five-year period ending on the effective date of the Parent Merger, the fair market value of all of CFB's United States real property interests was and will have been less than fifty percent (50%) of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property

(such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) CFB is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which CFB is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by CFB, in the case of a first-tier subsidiary of CFB, or by a controlled corporation, in the case of a lower-tier subsidiary.

     (14) For each of CBI and CFB, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

     (15) The Agreement represents the entire understanding of CFB and CBI with respect to the Parent Merger.

  B. The Bank Merger.

     (1) The Bank will transfer to CNBL assets representing at least ninety percent (90%) of the fair market value of its assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the proposed transaction. For purposes of this representation, assets used by the Bank to pay its expenses incurred in connection with the proposed transaction, and all redemptions and distributions (except for regular and normal distributions) made immediately preceding the transfers and which are part of the plan of reorganization will be included as assets of the Bank held immediately prior to the proposed transaction.

     (2) Prior to the transaction, CBI will be in control of CNBL.

     (3) Following the transaction, CNBL will not issue additional shares of stock that would result in CBI losing control of CNBL.

     (4) CBI has no plan or intention to liquidate CNBL; to merge CNBL with and into another corporation; to sell or otherwise dispose of the stock of CNBL; or to cause CNBL to sell or otherwise dispose of any of the assets of the Bank acquired in the transaction, except for dispositions made in the ordinary course of business or transfers to a corporation controlled by CNBL.

     (5) The liabilities of the Bank assumed by CNBL and the liabilities to which the transferred assets of the Bank are subject were incurred by the Bank in the ordinary course of its business.

     (6) Following the transaction, CNBL will continue the historic business of the Bank or use a significant portion of the Bank's historic business assets in a business.

     (7) The Bank and CNBL will pay their respective expenses, if any, incurred in connection with the transaction.

     (8) There is no intercorporate indebtedness existing between CNBL and the Bank that was issued, acquired, or will be settled at a discount.

     (9) For each of the Bank and CNBL, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.

     (10) The Bank is not under the jurisdiction of a court in a Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

     (11) The fair market value and total adjusted basis of the assets of the Bank transferred to CNBL will each equal or exceed the sum of the liabilities assumed by CNBL, plus the amount of liabilities, if any, to which the transferred assets are subject.

     (12) The Bank Plan represents the entire understanding of the Bank and CNBL with respect to the Bank Merger.

                                    OPINIONS

     Based solely on the information submitted and the representations set forth above, we are of the opinion that:

  A. The Parent Merger.

     (1) Provided the proposed merger of CFB with and into CBI qualifies as a statutory merger under Florida law, the merger will be a reorganization within the meaning of section 368(a) of the Code. CFB and CBI will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

     (2) CFB will recognize no gain or loss upon the transfer of its assets to CBI in exchange solely for CBI Common Stock and the assumption by CBI of the liabilities of CFB. Sections 361(a) and 357(a).

     (3) No gain or loss will be recognized by CBI on receipt of CFB's assets in exchange for CBI Common Stock. Section 1032(a).

     (4) The basis of CFB's assets in the hands of CBI will, in each case, be the same as the basis of those assets in the hands of CFB immediately prior to the transaction. Section 362(b).

     (5) The holding period of the assets of CFB in the hands of CBI will, in each case, include the period during which such assets were held by CFB.
Section 1223(2).

     (6) The shareholders of CFB will recognize no gain or loss upon the exchange of their CFB Common Stock solely for shares of CBI Common Stock.
Section 354(a)(1).

     (7) The basis of the CBI Common stock received by the CFB shareholders in the proposed transaction will, in each instance, be the same as the basis of the CFB Common Stock surrendered in exchange therefor. Section 358(a)(1).

     (8) The holding period of the CBI Common Stock received by the CFB shareholders will, in each instance, include the period during which CFB shares surrendered therefor were held, provided that the CFB shares are held as a capital asset on the date of the exchange. Section 1223(1).

     (9) The payment of cash to CFB shareholders in lieu of fractional share interests of CBI Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by CBI. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in section 302(a) of the Code. Any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share constitutes a capital asset in the hands of the exchanging shareholder. Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.

     (10) Where solely cash is received by a CFB shareholder in exchange for his CFB Common Stock pursuant to the exercise of dissenter's rights, such cash will be treated as having been received in redemption of his CFB Common Stock, subject to the provisions and limitations of section 302 of the Code.

  B. The Bank Merger.

     (1) Provided the proposed merger of the Bank with and into CNBL qualifies as a statutory merger under the applicable laws of the State of Florida, the transaction will constitute a reorganization within the meaning of section 368(a) of the Code. CNBL and the Bank will each be "a party to a reorganization" within the meaning of section 368(b) of the Code. Rev. Rul. 68-526, 1968-2 C.B. 156; Rev. Rul. 57-278, 1957-1 C.B. 124.

     (2) No gain or loss will be recognized by the Bank on the transfer of its assets to CNBL in constructive exchange for CNBL Common Stock and the assumption by CNBL of the Bank's liabilities. Sections 361 and 357(a). In addition, no gain or loss will be recognized by CFB or CBI as a result of the Bank Merger.

     (3) No gain or loss will be recognized by CNBL on the receipt of the Bank's assets in constructive exchange for CNBL Common Stock and the assumption by CNBL of the Bank's liabilities. Section 1032(a).

     (4) The basis of the Bank's assets acquired by CNBL will be the same in the hands of CNBL as the basis of those assets in the hands of the Bank immediately prior to the exchange. Section 362(b).

     (5) The holding period of the assets of the Bank in the hands of CNBL will include, in each instance, the period during which such assets were held by the Bank. Section 1223(2).

     The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date(s) on which the proposed exchanges are consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Mergers, including for example any issues related to intercompany transactions, accounting methods, or changes in accounting methods resulting from the Mergers.

     This opinion is being provided solely for the benefit of CBI, CFB, CNBL, the Bank and their shareholders. No other person or party shall be entitled to rely on this opinion.

     We hereby consent to the use of this opinion and to the references made to the firm under the captions "Certain Federal Income Tax Consequences of the Merger" and "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement constituting part of the Registration Statement on Form S-4 of CBI.

                                         Very truly yours,
                                         ALSTON & BIRD


                                         By: /s/ Pinney L. Allen
                                            -------------------
                                            Pinney L. Allen